UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 10, 2025

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2025, Perpetua Resources Corp. (the “Company”) entered into an amended and restated underwriting agreement (the “Underwriting Agreement”) with National Bank Financial Inc. and BMO Capital Markets Corp., as representatives of the several underwriters named therein (the “Underwriters”), dated effective as of June 12, 2025, pursuant to which the Company agreed to issue and sell an aggregate of 24,622,000 of its common shares, no par value (the “Shares”) to the Underwriters on a “bought deal” underwritten basis (the “Offering”) at a price to the public of $13.20 per Share (the “Offering Price”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option to purchase, for a period of 30 days from the closing of the Offering, up to an additional 3,693,300 Shares (the “Option Shares”).

Subsequently, on July 10, 2025, the Underwriters exercised their option in full, and the closing of the issuance and sale of the Option Shares occurred on July 14, 2025. The issuance by the Company of the Option Shares at a price of $13.20 per share resulted in additional gross proceeds of approximately $49 million, bringing the aggregate gross proceeds of the Offering and concurrent $100 million private placement of 7,575,757 common shares to Paulson & Co. Inc. to approximately US$474 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: July 14, 2025	By:	/s/ Jessica Largent
Jessica Largent
Chief Financial Officer